Exhibit 99.1

Excerpts from Preliminary Offering Circular

This offering may be consummated prior to the completion of the merger. In the event that we do not receive the approval of the Federal Communications Commission as required by the terms of the merger agreement prior to the closing of this offering, the gross proceeds of this offering together with an additional amount sufficient to pay the redemption price of the notes will be held in escrow pending the completion of the merger. If the merger is not consummated on or prior to June     , 2007, or if the merger agreement is terminated prior to such time, we will redeem the notes at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued interest to, but excluding, the date of redemption.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our peers:

Leading Spanish-Language Media Business with an Unmatched Distribution Platform. We are the leading Spanish-language media company in the United States, with a leading position in each of our Spanish-language distribution outlets:

•

Univision, our flagship television network, is the most-watched Spanish-language television network in the United States, and the fifth most-watched network overall regardless of language and is available in 99% of U.S. Hispanic Households; TeleFutura is the third most-watched Spanish-language network in the United States and is available in 87% of U.S. Hispanic Households; and Galavisión, our cable network, is the most-watched Spanish-language cable network in the United States and is available in 84% of U.S. Hispanic pay television households;

•

our television station group is the largest Spanish-language television station group in the United States and the second largest television station group overall regardless of language; our Univision television stations are ranked first among Spanish-formatted stations in every market in which they operate and first or second among all stations, regardless of format, in ten markets and reach 71% of U.S. Hispanic Households;

•

our radio group is the leading Spanish-language radio company in the United States; our radio station clusters are ranked first among Spanish-formatted station clusters in 12 markets and our radio stations are rated first or second among all radio stations, regardless of format, in seven markets and reach approximately 70% of the U.S. Hispanic population;

•

our Internet portal, Univision.com, is the leading Spanish-language website in the United States, with more Spanish-dominant and bilingual Hispanic visitors than any other Spanish-language website in each of the last six years and 1.6 times the site visits in 2006 of its closest Spanish-language competitor; and

•	our music group is the leading Latin music company in the United States, with approximately 39% of Latin music sales in the United States and Puerto Rico.

No other Spanish-language media company matches the ratings or reach of our distribution platform to the U.S. Hispanic audience.

Exclusive Long-Term Access to Leading Programming. We have secured exclusive long-term U.S. rights (with limited exceptions) to content developed by Televisa, Venevision, RCN Television and RCTV, four of the top programming producers in the Spanish-speaking world. Our agreements with Televisa and Venevision allow us to reduce our failure costs significantly because we can select popular content previously aired in Mexico and Latin America. In addition, we can terminate unsuccessful programs without paying for unused episodes. We have also secured rights to some of the highest-rated sports and other special events, including the FIFA World Cup Championship through 2014. In addition, our highly successful in-house productions accounted for 29.1% of our total programming hours and generated 46.4% of our gross advertising revenue in 2006. As a result of the quality of our programming, our networks have broadcast, on average, 48 of the top 50 most popular programs among U.S. Hispanics in each of the last 10 years, and generally attracted between 75% and 80% of the U.S. Spanish-language television audience.

Rapidly Growing Target Demographic. Our target demographic, the U.S. Hispanic population, is the fastest growing segment of the U.S. population, accounting for substantially all of the growth in adults aged 18 to 49 in this decade, according to the U.S. Census Bureau. While the total number of non-Hispanics in the United States is expected to grow approximately 6% from 2000 to 2010, the total number of Hispanics is expected to grow 35% during the same period. Over the same period, the U.S. non-Hispanic population aged 18 to 49 is expected to decline by 2% while the U.S. Hispanic population aged 18 to 49 is expected to increase by 28%. In addition, the purchasing power of the Hispanic population is expected to almost double from 2000 to 2010. Given the strength and breadth of our distribution platform to the U.S. Hispanic population, we expect this rapid growth in our target demographic and its purchasing power to continue to drive the consistent growth of our business.

Strong Track Record of Audience and Revenue Growth. Historically, each of our television, radio and Internet businesses has demonstrated consistent growth. Since 1993 (the first year Nielsen ratings for U.S. Hispanics were available), Univision Network has been the fastest growing broadcast television network in the United States. During this period, Univision Network has increased its audience by more than one million viewers, while most English-language networks have experienced an overall audience decline. Since 2001, the prime time audience of our networks has grown at a compound annual rate of 7.3% among adults aged 18 to 49. During this same period, our television net revenue grew at a compound annual rate of 13%. After we purchased our radio business in 2003, its average weekly audience grew at a compound annual rate of 8.9% from the 2003 Arbitron Summer book to the 2006 Arbitron Summer book among persons 12 and older. From 2003 to 2006, our radio net revenue on an annualized basis grew at a compound annual rate of 10%. From 2004 to 2006, the number of unique visits to our Internet portal increased 107% and net revenue for our Internet segment grew at a compound annual rate of 45%.

Significant Cash Flow Generation. We have high operating margins, driven primarily by the industry-leading operating margins of our largest segment, television. From 2004 to 2006, our television Adjusted EBITDA margins increased from 37.2% to 41.9% and our overall Adjusted EBITDA margins grew from 34.0% to 38.5%. During this same period, our annual capital expenditures declined from 7% to 4% of our annual net revenues. By continuing to grow our business and pursuing the cost-savings opportunities identified below, we expect to further improve our margins. As a result of our high margins and low capital expenditure requirements, we have been able to generate significant cash flow.

Experienced Management Team and Strong Equity Sponsorship. We have a highly experienced management team with deep industry knowledge. Each member of our senior management team, consisting of Ray Rodriguez, Andrew Hobson and Douglas Kranwinkle, has at least 20 years of relevant experience in their field. Under the leadership of Messrs. Rodriguez and Hobson (and with the addition of Mr. Kranwinkle in September 2000), our net revenues increased from $206 million in 1992 to $2,167 million in 2006. The employment terms of Messrs. Rodriguez and Hobson are expected to be extended through the fifth anniversary of the consummation of the Transactions.

The Sponsors, including Madison Dearborn Partners, Providence Equity Partners, Saban Capital Group, Texas Pacific Group and Thomas H. Lee Partners, and their teams of professionals have substantial experience investing in the media sector with investments in companies such as ProSiebenSat.1 Media AG, Metro-Goldwyn-Mayer Inc., Cumulus Media Partners and Telemundo. The Sponsors and certain members of management will invest approximately $3,957 million of equity in the transaction, representing over 25% of the total consideration, as part of the largest leveraged buyout transaction in the media sector to date.

Our Strategy

Our goal is to strengthen our position as the leading Spanish-language media company in the United States. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following initiatives:

Continue to Grow our Audience. Since our initial public offering, we have grown our national television network total day audience share from 3.0% in 1996 to 5.1% in 2006 and our total day audience share in our local television markets from 8.4% to 17.4%. We have also grown our average audience share in our radio markets from 7.3% in the 2003 Arbitron Summer book to 9.6% in the 2006 Arbitron Fall book. We generated this growth by providing compelling programming to the growing Hispanic audience. Over the past 13 years, Hispanic viewers have shifted their television viewing from English-language to Spanish-language programming, increasing Spanish-language television viewing as a percentage of their total prime time viewing from 37% to 54%. In addition, the U.S. Census Bureau estimates that, from 2000 through 2010, the U.S. Hispanic population of adults ages 18-49, which is the most important advertising demographic, will increase by 28% among U.S. Hispanics while the corresponding U.S. non-Hispanic population will decline by 2%. We intend to further grow our audience by continuing to (i) invest in the development of compelling in-house programming, providing culturally relevant themes to the Hispanic audience; (ii) leverage the value of our exclusive long-term access to leading programming; (iii) expand our potential Hispanic audience by counter-programming our networks; and (iv) invest in and develop key on-air talent in both television and radio.

Maintain our Spanish-Language Audience Share. From 1996 to 2006, we have generally attracted between 75% and 80% of the Spanish-language television audience. We intend to maintain our leading audience share by: (i) leveraging our unmatched distribution platform to the Hispanic audience; (ii) using our unique cross-promotion capabilities to drive audiences to our television, radio and Internet distribution channels; (iii) capturing the benefit of our scale by securing exclusive content cost-effectively; (iv) enhancing our relationships with key content providers; and (v) reinforcing our brand in the Hispanic community by continuing to provide quality programming and a valued forum for the Spanish-language community.

Enhance our Revenue Growth. Our revenue growth has been driven by the importance of the growing Hispanic demographic to U.S. advertisers and our unique appeal to this audience. As our national television network prime time audience among adults 18 to 49 grew at a compound annual rate of 6.7% from 1996 to 2006, our television net revenues grew at a compound annual rate of 16%. We expect that our audience will continue its rapid growth and, importantly, we believe that we are improving advertisers’ recognition of the opportunity created by Spanish-language advertising to Hispanic audiences.

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New Advertisers. In 2006, only 137 of the top 300 network advertisers purchased advertising time on our networks and we believe many of those under-allocated to Spanish advertising relative to the Spanish-language audience shares. Partnered with existing advertisers, our market research department has developed extensive studies highlighting the incremental sales opportunity driven by our ability to reach Hispanic consumers in their native language. By conveying the value of advertising to our audience in Spanish, Univision attracted 36 new advertisers in the past year alone. We see considerable opportunity in the top advertisers that do not currently advertise on our networks.

•

Existing Advertisers. We intend to increase our share of our existing advertisers’ budgets by continuing to drive strong audience growth, improving our value proposition to our clients and developing relationships with new brand managers within existing advertisers’ companies. Our ten largest television advertisers in 2006 have almost doubled their spending with us since 2002. In addition, many of our existing advertisers begin to advertise on our stations before migrating to our networks with increased spending. Currently, 55 of the top 300 U.S. network television advertisers are advertising on our stations but not yet on our networks. We intend to develop this pipeline by continuing to highlight the opportunity in Spanish-language advertising.

•

Using the NTI as a Catalyst. A recent catalyst driving both elements of our advertiser growth is our inclusion in the Nielsen Television Index (“NTI”). We believe that the inclusion of our networks into Nielsen’s national NTI rating service and the elimination of the Hispanic-only Nielsen Hispanic Television Index (“NHTI”) rating service starting in September 2007 will, for the first time, highlight to advertisers that Univision is, on average, the fifth most watched network in the United States and, on many nights, has a larger audience than one of CBS, NBC, ABC or Fox. Advertisers will also be able to directly compare the networks’ disparity in audience growth over time, further highlighting the value of Univision’s networks. We believe our prominent ranking among all U.S. networks, regardless of format will encourage advertisers to increase their advertising spending on our networks.

Maximize our Free Cash Flow. Since our initial public offering in 1996, we have consistently generated strong operating margins and free cash flow due to our business growth and modest capital expenditure and other cash requirements. We are focused on maximizing our free cash flow by targeting audience and revenue growth initiatives that do not require significant incremental expenditures.

In addition, we have identified an estimated $27 million of potential annual cost savings that will further enhance our operating margins. We intend to consolidate our vendor contracts and renegotiate them on more favorable terms. We are also establishing a centralized shared service center that will use a new enterprise resource planning system. This shared service center will allow us to eliminate redundancies and improve our back-office efficiency. Finally, following the completion of the Transactions, we expect to realize savings by eliminating public equity costs and relocating our current executive offices to one of our existing properties. As we seek to realize these cost savings, we will continue to review our operations to ensure efficiency and to look for incremental cost savings opportunities.

Optimize our Portfolio of Assets. We intend to focus our portfolio of assets on advertising-driven businesses in our core markets. Accordingly, we intend to sell certain non-core assets subsequent to the consummation of the Transactions, including our music publishing and recording businesses and a portfolio of non-core radio stations, which includes a number of “stick” stations. In 2006, these non-core assets generated approximately $15 million of Adjusted EBITDA. We will use the net proceeds from the sale of these assets to repay our new second-lien asset sale bridge term loan. Based on market comparables and independent third party valuations, we expect that the proceeds from these sales will exceed the amount required to repay the $500.0 million second-lien asset sale bridge.

Summary Historical and Pro Forma Consolidated Financial Data

The following table sets forth our summary historical and pro forma consolidated financial data. The summary historical consolidated financial data as of and for the fiscal years ended December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements.

The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2006 give effect to the Transactions, including this offering, as if they occurred on January 1, 2006. The unaudited pro forma consolidated balance sheet data as of December 31, 2006 give effect to the Transactions, including this offering, as if they occurred on December 31, 2006. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable. Our pro forma unaudited consolidated financial data are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated on the date indicated or that will be achieved in the future.

The summary historical and pro forma data included below and elsewhere in this offering circular are not necessarily indicative of our future performance. The following information is only a summary and should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this offering circular.

Year Ended December 31,	Pro Forma Year Ended December 31, 2006
2004	2005	2006
(unaudited)
(dollars in thousands)
Statement of Operations Data
Net revenues	$1,786,935	$1,952,531	$2,166,652	$2,166,652
Direct operating expenses (excluding depreciation and amortization)	663,457	729,973	809,768	809,768
Selling, general and administrative expenses (excluding depreciation and amortization)	528,841	559,281	599,719	616,380
Cost reduction plan	—	30,289	—	—
Depreciation and amortization	101,382	93,223	90,791	144,517

Operating income	493,255	539,765	666,374	595,987
Interest expense, net	66,061	84,048	88,105	797,033
Loss on extinguishment of debt	467	—	—	—
Amortization of deferred financing costs	3,470	3,309	2,553	46,925
Stock dividend	(6,453)	(1,812)	(1,812)	(1,812)
Equity (income) loss in unconsolidated subsidiaries and other	1,942	(959)	(2,540)	(2,540)
Gain on sales of Entravision stock	—	—	(1,454)	(1,454)
Nontemporary decline in fair value of investments	—	81,877	5,200	5,200
Noncontrolling interest in variable interest entities	7,311	4,120	912	912

Income (loss) before taxes	420,457	369,182	575,410	(248,277)
Provision (benefit) for income taxes	164,574	182,003	226,236	(97,473)

Net income (loss)	$255,883	$187,179	$349,174	$(150,804)

Cash Flow Data
Cash interest expense	$70,779	$71,452	$79,372	$797,903
Capital expenditures	120,144	102,553	80,464	80,464

Net cash provided by operating activities	$424,977	$409,722	$441,172
Net cash used in investing activities	(231,114)	(320,081)	(155,988)
Net cash used in financing activities	(80,672)	(180,109)	(281,062)

Other Operating Data
Adjusted OIBDA(1)	$598,407	$674,076	$803,488	$786,827
Adjusted EBITDA(1)	833,055
Ratio of total debt to Adjusted EBITDA	12.1	x

	As of December 31,			Pro Forma As of December 31, 2006
	2004	2005	2006
				(unaudited)
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$189,868	$99,400	$103,522	$10,522
Total assets	8,227,126	8,128,336	8,166,395	16,694,044
Total debt, including capital leases(2)	1,232,420	1,533,315	1,171,850	10,058,150
Stockholders’ equity	5,387,704	5,090,900	5,561,499	3,957,000

(1)	We present the key indicator of operating income before depreciation and amortization adjusted to exclude certain items, as disclosed in our earnings releases and referred to in this offering circular as Adjusted OIBDA, primarily to evaluate our operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies and provides investors the opportunity to evaluate our performance as it is viewed by management.

Adjusted EBITDA is defined as Adjusted OIBDA, adjusted to exclude non-cash charges, certain non-recurring items, certain estimated adjustments to 2006 costs and revenues and certain estimated cost savings that we expect to realize in the future. We believe that the inclusion of these supplemental adjustments to Adjusted OIBDA is helpful to illustrate to investors the impact that these adjustments would have had on our operating performance in 2006 if the adjustments had been made and the cost savings and other benefits were realized on January 1, 2006. However, some of these supplemental adjustments are prospective in nature and we cannot assure you that we will realize the benefits suggested by them. Moreover, we cannot assure you that even if these adjustments had been realized in 2006, our Adjusted EBITDA would have been as reflected.

We believe that Adjusted OIBDA and Adjusted EBITDA are used by investors to measure a company’s ability to service debt and other cash needs. However, these measures are not, and should not be used as, indicators of or alternatives to operating income, net income or cash flow as reflected in our consolidated financial statements, are not measures of financial performance under GAAP and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with GAAP. Since the definition of Adjusted OIBDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly-titled measures of other companies.

Our presentation of Adjusted OIBDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. For example:

•	Adjusted OIBDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted OIBDA and Adjusted EBITDA do not reflect our interest expense, which will be significant after the Transactions;

•	Adjusted OIBDA and Adjusted EBITDA do not reflect income taxes on our taxable earnings;

•	Adjusted OIBDA and Adjusted EBITDA do not reflect items believed by management to be unusual or non-recurring;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted OIBDA and Adjusted EBITDA do not reflect any cash requirements for such replacement; and

•	Adjusted EBITDA reflects estimated cost savings and revenue adjustments that were not and may not be realized.

The following is a reconciliation of net income and operating income to Adjusted OIBDA and Adjusted EBITDA:

	Year Ended December 31,			Pro Forma Year Ended December 31, 2006
	2004	2005	2006
	(unaudited) ( in thousands)
Net income (loss)	$255,883	$187,179	$349,174	$(150,804)

Other expense (income):
Interest expense, net	66,061	84,048	88,105	797,033
Gain on sale of Entravision stock	—	—	(1,454)	(1,454)
Loss on extinguishment of debt	467	—	—	—
Amortization of deferred financing costs	3,470	3,309	2,553	46,925
Stock dividend	(6,453)	(1,812)	(1,812)	(1,812)
Equity loss in unconsolidated subsidiaries and other	1,942	(959)	(2,540)	(2,540)
Nontemporary decline in fair value of investments	—	81,877	5,200	5,200
Noncontrolling interest of variable interest entities	7,311	4,120	912	912
Provision (benefit) for income taxes	164,574	182,003	226,236	(97,473)

Operating income	493,255	539,765	666,374	595,987

Depreciation and amortization	101,382	93,223	90,791	144,517

Stock compensation expense(a)	—	—	12,678	12,678
Television litigation costs and expected recovery of payments made under protest and license fee overcharges(b)	3,770	10,799	18,720	18,720
Strategic alternative costs(c)	—	—	13,307	13,307
Cost reduction plan(d)	—	30,289	—	—
Asset impairment charge(e)	—	—	1,618	1,618

Adjusted OIBDA	$598,407	$674,076	$803,488	786,827

Estimated cost savings(f)				27,200
Management fees(g)				16,661
Estimated incremental satellite provider revenues(h)				8,400
Special equity compensation(i)				(3,817)
Other(j)				(2,216)

Adjusted EBITDA				$833,055

(a)	Consists of non-cash stock compensation expense recorded under the provisions of SFAS No. 123(R) “Share-Based Payment.”
(b)	In the year ended December 31, 2006, we incurred $9,353,000 of legal fees and other costs related to the Televisa litigation, and expensed $9,367,000 of payments under protest and other license fee overcharges. In the year ended December 31, 2005, we incurred $1,209,000 of legal fees and other costs related to the Televisa litigation, and expensed $9,590,000 of payments under protest and other license fee overcharges. In the year ended December 31, 2004, we incurred $3,770,000 of license fee overcharges. We believe that we have a right to recover all payments under protest and license fee overcharges, however, we cannot assure you that a court will agree with our interpretation or that we will ultimately be reimbursed for any of those payments. For additional information relating to the Televisa litigation, see “Business—Legal Proceedings.” See also “Risk Factors—Risks Relating to our Business and our Industry—We receive from Televisa a significant amount of network programming and we are engaged in litigation with Televisa.”

(c)	Consists of strategic alternative costs, primarily related to legal, banking and consulting fees incurred in connection with the Transactions.
(d)	Consists of employee termination and abandonment of programming and other costs incurred in connection with a cost reduction plan announced on November 2, 2005. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Year Ended December 31, 2005 Compared to Year Ended December 31, 2004.”
(e)	Consists of an asset impairment charge relating to the write-down of a loan. We recorded this write-down to selling, general and administrative expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Year Ended December 31, 2006 Compared to Year Ended December 31, 2005.”
(f)	Consists of $11,500,000 of estimated savings from a vendor efficiency program; $6,500,000 of estimated savings from the elimination of redundancies and improvement in our back-office efficiency; and $9,200,000 of estimated savings as a result of not having public equity. The $11,500,000 of estimated vendor efficiency savings are based on recommendations of third party consultants. The estimated cost savings are expected to result from modifications to employee medical plans; changes in our employee travel policy; and the consolidation and renegotiation of vendor contracts such as contracts for office supplies, utilities, telecommunications, advertising and promotions, insurance, shipping, security and other services.

The $6,500,000 of savings from the elimination of redundancies and improvement of our back-office efficiency are expected to result from the creation of a centralized shared service center that will use a new enterprise resource planning system. We expect that approximately half of the anticipated redundancies will be eliminated by July 2007, with the remaining efficiencies to be phased in over the following six months.

The $9,200,000 of expected savings resulting from no longer having public equity consists of workforce reductions, primarily in our current executive offices totaling $5,600,000, and compliance with listing requirements and related expenses of having public equity, including lower directors’ and officers’ insurance expense, elimination of certain directors fees, lower printing and annual report distribution costs and certain cash costs associated with stock options.

Adjusted EBITDA does not take into account estimated severance costs and consulting fees of approximately $13,000,000 which will be incurred in order to realize these cost savings. These cost savings adjustments are presented as if the Transactions had been completed and the cost savings initiatives were in place as of January 1, 2006.

While management believes that these cost savings are achievable, we cannot guarantee you that all of these cost savings will in fact be realized or that we will not incur increased costs in other areas or experience new and unexpected costs. Although we expect to begin realizing these savings in 2007, we have only recently begun to implement these initiatives and we cannot assure you that we will be able to achieve these cost savings as planned or at all. See “Risk Factors—Risks Relating to our Business and our Industry—We may be unable to realize anticipated cost savings.”

(g)	Reflects payment of estimated annual management fee to the Sponsors.

(h)

Consists of the incremental amount of estimated rate increases for the year ended December 31, 2006 that we believe we will receive when we execute a new carriage agreement with a satellite television provider. Our prior carriage agreement expired on January 19, 2005, and we are currently operating under the terms of the expired agreement which contains a carriage fee that is substantially below market and below the amount that we are currently receiving from all currently contracted multiple systems operators on a per subscriber basis. On February 25, 2005, the satellite provider expressed in writing its willingness to apply any future rate increases retroactively to January 19, 2005. We were negotiating a new carriage agreement prior to commencing the strategic alternatives process in February 2006, but we suspended negotiations because of the pending Transactions. We believe that after consummation of the Transactions we will enter into a new carriage agreement that is at least as favorable as the carriage agreement that we were negotiating prior to commencing the strategic alternatives process, but we cannot assure you that we will be able to achieve the rate increases we expect. The benefit of any retroactive rate increase for the period from January 19, 2005 to December 31, 2005 is not included in this adjustment.

(i)	Consists of the non-cash reversal of prior period accruals relating to a put right held by Diara Inc., which is wholly-owned by Jose Behar, President and Chief Executive Officer of Univision Music Group. In 2009, Diara has a put right and we have a call right to acquire Diara’s remaining interests based on the estimated value of Univision Music LLC, less the amount of cash generated by Univision Music LLC. The accrual for our obligations under the put right was reversed based on a revised estimate of the value of Univision Music LLC. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources—Contractual Obligations—Univision Music Group.”
(j)	Consists of $1,113,000 of non-ordinary course severance and consulting costs paid to three former executives and $1,171,000 for overpayment of Mexican VAT for which we are seeking reimbursement, offset by a reimbursement for $4,500,000 of production costs received in 2006. We cannot assure you that we will receive the entire amount (or any) of the reimbursement we are seeking from the Mexican government for payment of VAT.
(2)	Includes original issue discounts and swap-related adjustments to current fair value related to the existing senior notes of $9,626,000, $17,991,000, $10,290,000 and $10,290,000 in 2004, 2005, 2006 and pro forma 2006, respectively.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to the historical audited consolidated financial statements of Univision Communications Inc. and subsidiaries appearing elsewhere in this offering circular. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on December 31, 2006. The unaudited pro forma condensed consolidated statement of operations gives effect to the Transactions as if they had occurred on January 1, 2006. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our actual consolidated results of operations or the consolidated financial condition would have been had the Transactions actually occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial condition.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this offering circular.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. The Transactions will be accounted for using the purchase method of accounting. The pro forma information presented, including allocations of the purchase price, is based on available information and assumptions and preliminary estimates of the fair values of assets acquired and liabilities assumed. These estimates and assumptions will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements upon the closing of the Transactions will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date of the Transactions. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The adjustments do not reflect the impact of any non recurring charges related to the merger, including but not limited to change in control payments, stock compensation expense associated with acceleration of options and restricted shares, and investment banking fees.

Univision Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2006

(in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$103,522	$(93,000	)(1)	$10,522
Accounts receivable, net	454,060	—		454,060
Program rights	27,342	—		27,342
Income taxes receivable	—	57,314	(2)	57,314
Deferred tax asset	25,345	—		25,345
Prepaid expenses and other	53,622	—		53,622

Total current assets	663,891	(35,686)		628,205

Property and equipment, net	593,838	48,400	(3)	642,238
Intangible assets, net	4,337,410	3,133,147	(3)	7,470,557
Goodwill	2,308,079	5,101,382	(3)	7,409,461
Deferred financing costs, net	5,494	280,406	(9)	285,900
Program rights	17,449	—		17,449
Investment in equity method investees	50,206	—		50,206
Investment in cost method investees	161,411	—		161,411
Other assets	28,617	—		28,617

Total assets	$8,166,395	$8,527,649		$16,694,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$216,680	$—		$216,680
Income taxes payable	8,800	(8,800	)(2)	—
Accrued interest	22,435	—		22,435
Accrued license fee	17,874	—		17,874
Program rights obligation	15,658	—		15,658
Current portion of long-term debt and capital leases	202,261	—		202,261

Total current liabilities	483,708	(8,800)		474,908

Long-term debt	922,169	8,886,300	(4)	9,808,469
Capital lease obligations	47,420	—		47,420
Program rights obligations	13,876	—		13,876
Deferred tax liabilities	1,083,113	1,254,648	(5)	2,337,761
Other long-term liabilities	54,610	—		54,610

Total liabilities	2,604,896	10,132,148		12,737,044

Stockholders’ equity:
Common stock	3,099	3,953,901	(6)	3,957,000
Paid-in-capital	4,268,867	(4,268,867	)(6)	—
Treasury stock	(14,484)	14,484	(6)	—
Retained earnings	1,305,674	(1,305,674	)(6)	—
Accumulated other comprehensive income	(1,657)	1,657	(6)	—

Total stockholders’ equity	5,561,499	(1,604,499)		3,957,000

Total liabilities and stockholders’ equity	$8,166,395	$8,527,649		$16,694,044

Univision Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2006

(in thousands, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Net revenues	$2,166,652	$—		$2,166,652

Direct operating expenses	809,768	—		809,768
Selling, general and administrative expenses	599,719	16,661	(7)	616,380
Depreciation and amortization expense	90,791	53,726	(8)	144,517

Operating expense	1,500,278	70,387		1,570,665

Operating income (loss)	666,374	(70,387)		595,987
Other expenses (income):
Interest expense, net	88,105	708,928	(9)	797,033
Amortization of deferred financing costs	2,553	44,372	(9)	46,925
Stock dividend	(1,812)	—		(1,812)
Equity in unconsolidated subsidiaries and other	(2,540)	—		(2,540)
Gain on sale on Entravision stock	(1,454)	—		(1,454)
Nontemporary decline in fair value of investments	5,200	—		5,200
Noncontrolling interest of variable interest entities	912	—		912

Income (loss) before taxes	575,410	(823,687)		(248,277)
(Provision) benefit for income taxes	(226,236)	323,709	(10)	97,473

Net income (loss)	$349,174	$(499,978)		$(150,804)

Univision Communications Inc. and Subsidiaries

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

(1)	Reflects the reduction in available cash to fund a portion of the cash requirements to effect the Transactions.

(2)	A tax benefit of $66.1 million is recognized in income tax receivable related to employee stock-based compensation expense of approximately $168.2 million from stock options and restricted shares, which vest and are purchased by merger sub upon the consummation of the merger. The $66.1 million tax benefit is shown net of historical income taxes payable of $8.8 million which were reclassified to income tax receivable.

(3)	As part of the merger, merger sub will acquire all of our issued and outstanding shares, including restricted stock, stock options and warrants at $36.25 per share for approximately $12.6 billion, including direct acquisition costs.

We will account for the acquisition using the purchase method, which requires an allocation of the purchase price to the identifiable tangible and intangible net assets acquired based on their relative fair values as of the date of acquisition. Accordingly, the fair value adjustments included in the unaudited pro forma condensed consolidated financial statements summarize management’s evaluation of the fair value of the net assets acquired based upon a preliminary allocation of the purchase price to certain broadcast licenses, trade names, multiple subscriber operator contracts and relationships, affiliate agreements and relationships, advertiser relationships, land and buildings, and goodwill. The allocation of the purchase price was based on management’s judgment after evaluating several factors, including preliminary work on fair values of tangible and intangible assets prepared by a valuation specialist and valuation assessments of our indebtedness and other liabilities.

The acquisition cost as of December 31, 2006 is calculated as follows (in thousands):

Amounts payable to holders of stock, warrants and options:
Common stock	$11,221,000
Warrants owned by Televisa and Venevision	994,000
Stock options	135,000
Restricted stock	47,000

12,397,000
Estimated direct acquisition costs	218,000

Acquisition cost	$12,615,000

The following table summarizes the allocation of the acquisition cost (in thousands):

Acquisition cost	$12,615,000

Net assets acquired at historical cost	5,561,499
Fair value adjustments to net assets acquired:
Write-off deferred financing costs	(1,594)
Increase the carrying value of property and equipment	48,400
Stock-based compensation tax benefit at closing (note 2)	66,114
Change in control severance payments	(39,300)
Increase the carrying value of amortizable and non-amortizable intangible assets	3,133,147
Adjustment to deferred taxes due to the difference between the book and tax bases of assets and liabilities, excluding goodwill	(1,254,648)

7,513,618

Pro forma adjustment attributed to goodwill	$5,101,382

The unamortizable intangible assets consist primarily of broadcast licenses and trade names. Amortizable intangible assets consist primarily of affiliate agreements and relationships, and multiple subscriber operator contracts and relationships.

These unaudited pro forma condensed consolidated financial statements reflect our preliminary allocation of the purchase price to tangible and intangible assets, liabilities and goodwill. Other intangible assets will be identified as well as potential additional changes to the fair value of assets acquired or liabilities assumed based on information available after the closing of the Transactions. Therefore, the final purchase price allocation may result in a different allocation than the allocation presented in these unaudited pro forma condensed consolidated financial statements. An increase in the amount of purchase price allocated to amortizable assets would impact the amount of annual expense recognized. Identifiable intangible assets with finite lives are generally amortized on a straight-line basis in the unaudited pro forma condensed consolidated statement of operations. The following table shows the increase to the pro forma loss before taxes for $100.0 million of purchase price allocated to amortizable intangibles at a range of weighted-average lives:

Weighted-Average Life (years)	Effect on Annual Pro Forma Loss Before Taxes
(in thousands)
5	$(20,000)
10	$(10,000)
15	$(6,666)
20	$(5,000)
25	$(4,000)

(4) Long-term debt consists of the following as of December 31, 2006:

	Historical	Pro Forma Adjustments	Pro Forma
		(in thousands)
Revolving credit facility	$180,000	$(180,000)	$—
Senior revolving credit facility	—	66,300	66,300
Senior notes payable—3.5% due 10/15/07	197,541	—	197,541
Senior notes payable—3.875% due 10/15/08	244,730	—	244,730
Senior notes payable—7.85% due 7/18/11	497,439	—	497,439
Senior term loan facility	—	7,000,000	7,000,000
Second-lien asset sale bridge	—	500,000	500,000
Senior notes offered hereby	—	1,500,000	1,500,000

	1,119,710	8,886,300	10,006,010
Less current portion	197,541	—	197,541

Long-term debt	$922,169	$8,886,300	$9,808,469

The existing revolving credit facility of $180.0 million will be paid in full at the consummation of the Transactions and the associated debt issuance costs of $1.6 million will be expensed in the accounting period ended prior to the closing date of the Transactions. The new senior secured revolving credit facility will provide up to $750.0 million in revolving credit loans and letters of credit (not to exceed $100.0 million) up to $200.0 million of which may be drawn concurrently with the consummation of the Transactions to pay transaction fees and expenses. This facility will mature seven years from the closing date of the Transactions. Based on a projected closing date in March 2007, we anticipate that there will be no borrowings under the new senior secured revolving credit facility at the consummation of the Transactions.

(5) In connection with purchase accounting, deferred taxes are established for the differences between the book bases of our assets (except goodwill) and our liabilities, after giving effect to purchase accounting adjustments, and the tax bases of our assets and our liabilities, at our estimated effective income tax rate of 39.3%.

(6) The adjustments reflect the elimination of the historical stockholders’ equity and the entry to record the capital investment of approximately $4.0 billion made by the Sponsors.

(7) Reflects payment of estimated annual management fee to the Sponsors.

(8) Pro forma adjustments to depreciation and amortization expense are as follows:

	Total Depreciable and Amortizable Assets	Annual Expense
	(in thousands)
Property and equipment, net	$642,238
Land	51,869

Property and equipment subject to depreciation	$590,369	$82,011

Intangible assets, net	$7,470,557
Unamortizable intangible assets	6,288,902

Amortizable intangible assets	$1,181,655	62,506

		144,517
Historical depreciation and amortization		90,791

Pro forma adjustment(a)		$53,726

(a)	Represents depreciation and amortization of the excess of the fair value of tangible and intangible assets subject to depreciation and amortization over their historical cost. The most significant tangible assets appraised that are subject to depreciation are buildings, which are depreciated over 40 years on a straight-line basis. Broadcast licenses and trade names have indefinite lives and will not be amortized. The affiliate agreements and relationships and the multiple subscriber operator contracts and relationships are being amortized over 25 years and 19 years, respectively.

(9) The effect of the debt financing due to the Transactions is as follows:

	Balance	Interest Rate	Annual Interest
	(dollars in thousands)
Pro forma interest expense, net :
Existing interest income, net	—	—	$(1,366)
Existing senior notes	$939,710	7.99%	75,065
Existing capital leases	$52,141	4.87%	2,539
Senior secured revolving credit facility(a)	$66,300	7.61%	5,045
Senior secured term loan facility(b)	$7,000,000	7.61%	532,700
Second-lien asset sale bridge(c)	$500,000	8.11%	40,550
Senior notes offered hereby(d)	$1,500,000	9.50%	142,500

			797,033
Less historical amount			88,105

Pro forma adjustment			$708,928

	Estimated Deferred Financing Costs	Amortization Terms (years)	Estimated Annual Amortization
	(dollars in thousands)
Existing senior notes	$3,900	1.0 - 5.0	$2,553
Senior secured revolving credit facility	18,600	7.0	2,671
Senior secured term loan facility	174,700	7.5	23,269
Delayed draw term loan	11,200	7.5	1,495
Second-lien asset sale bridge	19,400	2.0	9,678
Senior notes offered hereby	58,100	8.0	7,259

	285,900		46,925
Less historical amount	5,494		2,553

Pro forma adjustment	$280,406		$44,372

An increase in the estimated deferred financing costs of $25 million would increase the pro forma amortization of deferred financing costs by approximately $3.3 million each year over an estimated weighted average life of 7.5 years.

The significant terms and interest rate assumptions are based on LIBOR of 5.36% determined as of February 14, 2007 applied in determining the pro forma interest expense and are summarized as follows:

a) New 7-year, $750.0 million senior secured revolving credit facility. Any revolving term loan balance at the closing of the Transactions will accrue interest at a floating rate, which can be either a Eurodollar rate plus an applicable margin or, at our option, an alternative base rate (defined as the higher of (x) the Deutsche Bank AG New York Branch prime rate and (y) the federal funds effective rate, plus one half percent (.50%) per annum) plus an applicable margin. The estimated rate used in these pro forma financial statements is 7.61%. We anticipate there will be no borrowings under the revolving credit facility based on the expected March 2007 closing date of the Transactions; however, if the Transactions had been consummated on December 31, 2006, borrowings under the revolving credit facility would have been $66.3 million as of such date.

b) New 7.5-year, senior secured term loan facility totaling $7 billion will accrue interest at a floating rate, which can be either a Eurodollar rate plus an applicable margin or, at the borrower’s option, an alternative base rate (defined as the higher of (x) the Deutsche Bank AG New York Branch prime rate and (y) the federal funds effective rate, plus one half percent (0.50%) per annum) plus an applicable margin. The estimated rate used in these pro forma financial statements is 7.61%.

c) New 2-year, second-lien asset sale bridge totaling $500 million will accrue interest at a floating rate, which can be either a Eurodollar rate plus an applicable margin or, at our option, an alternative base rate (defined as the higher of (x) the Deutsche Bank AG New York Branch prime rate and (y) the federal funds effective rate, plus one half percent (0.50%) per annum) plus an applicable margin. The estimated rate used in these pro forma financial statements is 8.11%.

d) New 8-year senior notes offered hereby totaling $1.5 billion will accrue interest at a fixed rate. We will pay interest on the notes for the initial interest period in cash. For any interest period thereafter through                     , 2012, we may elect to pay interest on the notes, at our option: entirely in cash; entirely by increasing the principal amount of the notes or issuing new notes (“PIK interest”); or 50% cash interest and 50% PIK interest. PIK interest will accrue at a higher rate than cash interest. In these pro forma financial statements, we have assumed that interest on the notes is paid entirely in cash at an estimated rate of 9.50%.

Each 0.125% increase in interest rates would increase total pro forma annual interest expense by approximately $12.0 million. If we elect to pay interest on the $1.5 billion of senior notes offered hereby in the form of PIK interest by increasing the outstanding principal amount of such senior notes, we will incur additional interest expense.

(10) The adjustment reflects the tax effect of the pro forma adjustments to loss before taxes. A pro forma benefit is recognized in 2006 based upon the weight of all current and available evidence, including taxable income projections. We believe that it is more likely than not that the tax benefit will be realized. The tax benefit from any net operating losses in future reporting periods may not be realizable. We will monitor the need for a valuation allowance in future periods.

Pro Forma Liquidity

Under our new senior secured revolving credit facility we will be required to maintain a first-lien secured leverage ratio and comply with specified covenants. For more information relating to our senior secured credit facilities see “Description of Other Indebtedness—Senior Secured Credit Facilities.” Our ability to meet that financial ratio and comply with our covenants can be affected by events beyond our control. A breach of any covenant contained in either our senior secured credit facilities or the indentures governing the notes and the existing senior notes could result in a default under those agreements. If any such default occurs, the lenders under our senior secured credit facilities or the holders of the notes or the existing senior notes, as the case may be, may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. In addition, a default under the indenture governing the notes would cause a default under the senior secured credit facilities, and the acceleration of debt under the senior secured credit facilities or the failure to pay that debt when due would cause a default under the indentures governing the notes and the existing senior notes (assuming the amount of that debt is in excess of $100.0 million and $75.0 million, respectively). The lenders under our senior secured credit facilities also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings.

Management expects our cash flows from operations, combined with availability under the revolving portion of our new senior secured credit facilities, to provide sufficient liquidity to fund our current obligations, projected working capital requirements and capital expenditures for a period that includes at least the next 12 months.

Quantitative and Qualitative Disclosures about Market Risk

Our primary interest rate exposure results from changes in the short-term interest rates applicable to our LIBOR loans. We borrow at the U.S. prime rate from time to time but attempt to maintain these loans at a minimum. At December 31, 2006, on a pro forma basis, after giving effect to the Transactions we would have had approximately $8,016.3 million of indebtedness based on floating rates, including $7,566.3 million of indebtedness under our new senior secured credit facilities and $450.0 million of our existing senior notes. A 0.125% increase in these floating rates would increase annual interest expense by approximately $10.0 million. We have an immaterial foreign exchange exposure in Mexico.

We may be unable to realize anticipated cost savings.

Following the consummation of the Transactions, we expect to implement various cost savings initiatives, including a new vendor efficiency program and various measures to eliminate redundancies. Although we expect to begin realizing these savings in 2007, we have only recently begun to implement these initiatives and we cannot assure you that we will be able to achieve our estimated cost savings as planned or at all.

If we are unable to implement and upgrade effectively our accounting and operations support systems we will be unable to provide outstanding customer service, we may lose customers and our ability to monitor our businesses may be impaired.

In connection with our efforts to eliminate redundancy and improve back-office efficiency, we intend to create a centralized shared service center that will use a new enterprise resource planning system as its accounting and operations support system. Our accounting and operations support systems are crucial to our ability to manage our business, control and monitor costs, provide customer service, and achieve operating efficiencies. Our accounting records, sales and other core operating and financial data are generated by these systems and the accuracy of this data depends on the quality of manual and automated entry and system integration. Adjustments arising out of our new system implementation efforts may impair our ability to monitor our businesses and have a material adverse effect on our business, results of operations and financial condition in the future.